Free Writing Prospectus
                                                      Filed Pursuant to Rule 433
                                                         File No.: 333-133028-01

SLC STUDENT LOAN RECEIVABLES I, INC. HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS SLC STUDENT LOAN RECEIVABLES I, INC. HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT SLC STUDENT LOAN RECEIVABLES I, INC. AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, SLC STUDENT LOAN RECEIVABLES I, INC., ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800- 831-9146.

                                Final Term Sheet
                                 $2,252,500,000
                          SLC Student Loan Trust 2006-1
                                 Issuing Entity

                      SLC Student Loan Receivables I, Inc.
                                    Depositor

                          The Student Loan Corporation
                   Sponsor, Seller, Servicer and Administrator

                         Student Loan Asset-Backed Notes

                                                                                        Initial
                                                                                        Public
                     Original                                                          Offering     Underwriting    Proceeds to
     Class       Principal Amount        Interest Rate               Maturity            Price        Discount     The Depositor
--------------   ----------------  -------------------------    -------------------   ----------    -------------  -------------
A-1 Notes          $190,000,000    3-month LIBOR minus 0.03%      December 15, 2010       100%         0.1750%        99.8250%
A-2 Notes          $418,000,000          3-month LIBOR                June 15, 2015       100%         0.1825%        99.8175%
A-3 Notes          $221,000,000     3-month LIBOR plus 0.03%     September 15, 2017       100%         0.2020%        99.7980%
A-4 Notes          $451,000,000     3-month LIBOR plus 0.08%      December 15, 2021       100%         0.2200%        99.7800%
A-5 Notes          $442,000,000     3-month LIBOR plus 0.11%         March 15, 2027       100%         0.2400%        99.7600%
A-6 Notes          $463,000,000     3-month LIBOR plus 0.16%      December 15, 2038       100%         0.2500%        99.7500%
B Notes            $ 67,500,000     3-month LIBOR plus 0.21%         March 15, 2039       100%         0.3000%        99.7000%

We are offering the notes through the underwriters when and if issued. Application will be made to The Irish Stock Exchange Limited for the class A notes to be admitted to the Official List and to begin trading on its regulated market. There can be no assurance that such a listing will be obtained. The issuance and settlement of the notes is not conditioned on the listing of the class A notes on The Irish Stock Exchange Limited.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a "free-writing prospectus" within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities and are obligations of the issuing entity, which is a trust. They are not obligations of or interests in The Student Loan Corporation, the depositor or any of their affiliates. The notes are not guaranteed or insured by the United States or any governmental agency.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the notes or determined whether this free-writing prospectus or the base prospectus is accurate or complete. Any contrary representation is a criminal offense.

Citigroup
                                 Lehman Brothers
                                                             Merrill Lynch & Co.

                                  June 22, 2006